Exhibit 10.b

FIRST BANCORP ·

SENIOR MANAGEMENT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated Plan Dated

December 9, 2008 (Effective January 1, 2009)

i

FIRST BANCORP

SENIOR MANAGEMENT

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE January 1, 1993, the Employer establishes this First Bancorp Senior Management Supplemental Executive Retirement Plan.

WHEREAS, it is the intention of the Employer to establish an unfunded, nonqualified, supplemental pension plan for the benefit of members of management and highly compensated employees, as selected by the Employer's Board of Directors.

WHEREAS, the plan as embodied herein has been duly approved and authorized by the

Board of Directors of said Employer.

NOW, THERFORE, THIS AGREEMENT,

CREATION AND NAME

The name of the plan shall be the First Bancorp Senior Management Supplemental Executive Retirement Plan, hereafter referred to as the "Plan." The Plan was effective January 1, 1993; was amended and restated on December 22, 2006 and is amended and restated, as embodied herein, effective January 1, 2009.

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings indicated when capitalized throughout this document, unless the context clearly indicates otherwise.

1.1	Accrued Benefit shall mean a Participant's benefit determined on any given date and will be an allocable portion of the benefit to which he will be entitled at Normal Retirement Date. The Accrued Benefit is the Participant's benefit payable at his Normal Retirement Date, determined as set forth in Section 4.2, using actual Years of Credited Service, expected Years of Credited Service as of a Participant's Normal Retirement Date and Final Average Compensation as of the date the benefit is determined.

1.2	Actuarial (or Actuarially) Equivalent shall mean a benefit of equivalent value to a straight life annuity determined by generally accepted actuarial principles, using the interest and mortality rates set forth for this purpose in the First Bancorp Employees' Pension Plan.

1.3	Board shall mean the Board of Directors of the Employer.

1.4	Code shall mean the Internal Revenue Code of 1986 and amendments thereto.

1.5	Committee shall mean the Pension Retirement Committee appointed by the Board to administer the Plan (also known as the Pension Committee or the Retirement Committee).

1.6	Compensation - An Employee's Compensation for any Plan Year shall mean his wages within the meaning of Code Section 3401(a) and all other payments to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Code Section 6041(d) and 6051(a)(3), reduced by all of the following (even if includable in gross income): Reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, compensation paid to the Employee in such Plan Year after being deferred in a previous Plan Year, and welfare benefits. Compensation shall also include elective contributions that are made by the Employer on behalf of the Employee that are not included in gross income under Code Section 125, 402(a)(8) or 402(h).

As· of any Anniversary Date, an Employee’s Compensation shall be the Compensation (as defined in the preceding paragraph) paid for the prior calendar year.

1.7	Dates:

(a)	The Effective Date of the Plan is January 1, 1993.

(b)	Anniversary Date is January 1, 1994, and thereafter the Anniversary Date shall be the first day of each Plan Year.

(c)	Plan Year: The Plan Year shall begin each January 1 and end the following December 31.

1.8	A Participant is Disabled beginning on the date that he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a long-term disability insurance plan sponsored by the Employer. The term "Disability" shall have a correlative meaning. ·

1.9	Eligible Spouse shall mean the spouse to whom a Participant is married on the date the Participant's benefits under this Plan are to commence or on the Participant's date of death.

1.10	Employee shall mean any person on the payroll of the Employer who is subject to withholding for purposes of Federal income taxes and for purposes of the Federal Insurance Contributions Act.

1.11	Employer or Company shall mean First Bancorp and any successor of First Bancorp.

1.12	Gender and Number - The masculine pronoun shall include the feminine and the singular shall include the plural.

1.13	Initial Deferral Election shall mean a Participant's valid initial election pursuant to Section 9.l(b) of the form in which his Post-2004 Benefit is to be paid.

1.14	Normal Retirement Age shall be a Participant's 65th birthday.

1.15	Normal Retirement Date for a Participant shall be the first day of the month coinciding with or next following the Participant's 65th birthday.

1.16	Participant shall mean any Employee or former Employee (or Beneficiary thereof) who has become a Participant pursuant to the provisions of Section 2.1 and whose benefits under the Plan have not been paid in full.

1.17	Plan shall mean the "First Bancorp Senior Management Supplemental Executive Retirement Plan" as embodied in this instrument, any and all supporting documents, and all subsequent amendments and supplements thereto.

1.18	Plan Administrator shall mean the Employer, unless otherwise designated by the Board.

1.19	Post-2004 Benefit shall mean a Participant's entire Accrued Benefit under the Plan, reduced by his Pre-2005 Benefit (if any).

1.20	Pre-2005 Benefit shall mean the 100% vested Accrued Benefit to which a Participant would have been entitled if he had separated from service as an Employee on December 31, 2004.

1.21	Service

(a)	Years of Credited Service shall mean a Participant's "Years of Credited Service" as defined in the First Bancorp Employees' Pension Plan, provided that for purposes of this Plan, the Years of Credited Service for any Employee who becomes a Participant on or after January 1, 2009 shall not exceed the number of Plan Years during which he has been a· Participant, unless otherwise provided in writing by the Company prior to the commencement of the Employee's participation in the Plan.

(b)	Years of Service shall mean a Participant's "Years of Service" as defined in the First Bancorp Employees' Pension Plan.

ARTICLE2

ELIGIBILITY

2.1	Initial Participation - An Eligible Employee shall participate in the Plan beginning on January 1, 1993 or any subsequent Anniversary Date coinciding with or next following the date that he has both (i) been designated by the Board as a Participant in the Plan and (ii) submitted (and not subsequently revoked) a valid Initial Deferral Election.

ARTICLE3

EARLY RETIREMENT

3.1	Early Retirement Benefit - If a Participant shall separate from service as an Employee following his 55th birthday but prior to. his Normal Retirement Date, this shall be considered as an Early Retirement, provided the Participant shall have completed 15 Years of Service in the employ of the Employer. Payment of the Participant's Pre-2005 Benefit shall start on the date the Participant's retirement benefits under the First Bancorp Employees' Pension Plan start, and payment of his Post-2004 Benefit shall start on his Normal Retirement Date. In either case, the amount of such benefit shall be determined as follows:

(a)	For a benefit that commences on the Normal Retirement Date, the amount of the benefit shall be the Participant's Accrued Benefit determined as of his Early Retirement Date.

(b)	For a benefit that commences prior to the Normal Retirement Date, the amount of the benefit shall be the Participant's Accrued Benefit determined as of his Early Retirement Date, reduced by 1/180 for each of the first 60 months, and 1/360 for each of the next 60 months, by which payment commences prior to the Normal Retirement Date.

3.2	The Early Retirement Date of a Participant who separates from service as an Employee, if any, shall be the first day of the month coinciding with or next following the date such Participant meets the requirements stated in Section 3.1.

3.3	The Accrued Benefit of a Participant shall be 100% vested and nonforfeitable upon his Early Retirement.

ARTICLE4

NORMAL RETIREMENT

4.1	At Normal Retirement Age each Participant shall have a 100% vested and nonforfeitable right to his Normal Retirement Benefit.

4.2	Amount of Normal Retirement Benefit - The amount of the monthly Normal Retirement Benefit, payable as a straight life annuity, shall be determined as follows:

(a)	Determination of Normal Retirement Benefit - Each Participant shall be entitled to receive a monthly retirement benefit hereunder commencing on his Normal Retirement Date in an amount equal to (1), minus (2) minus (3) below:

(1)	3.0% of the Participant's Final Average Monthly Compensation multiplied by his number of Years of Credited Service subject to a maximum of 20 years, for a maximum of 60% of Final Average Monthly Compensation (except for James H. Gamer, whose maximum shall be 65% of Final Average Monthly Compensation), multiplied by the ratio (not to exceed 1) of (A) over (B) where (A) is the number of Years of Credited Service completed by an Employee and (B) is the number of Years of Credited Service an Employee would have completed if he had continued until his Normal Retirement Date, less

(2)	50% of the Participant's monthly primary Social Security benefit payable at his Social Security retirement age, less

(3)	the amount of the Participant's monthly Normal Retirement Benefit as determined under Section 4.2 of the First Bancorp Employees' Pension Plan. If a Participant retires. or dies on a date other than his Normal Retirement Date, the amount determined for purposes of this Section 4.2(a)(3) shall be his "Accrued Benefit" determined under the First Bancorp Employees' Pension Plan as of such date.

(b)	The Normal Retirement Benefit shall be equal to the greater of a Participant's Early Retirement Benefit or his Normal Retirement Benefit at Normal Retirement Age.

(c)	Final Average Monthly Compensation - A Participant's "Final Average Monthly Compensation" is one-twelfth of:

(1)	his average annual Compensation for those five consecutive Plan Years during all of which he worked as an Employee, within the last ten Plan Years during all of which he worked as an Employee, that produce the highest average, or

(2)	his average annual Compensation for all Plan Years during all of which he worked as an Employee if five or less years.

However, the Compensation corresponding to a Plan Year during which he did not work throughout the entire year shall be used as one of the five consecutive years if the result is a higher average than as determined under (1) and/or (2) above.

The five consecutive Plan Years used in making the computation may not necessarily be five "consecutive" Plan Years, or Plan Years during all of which the Participant worked as an Employee may be interspersed with

· Plan Years during all or part of which he did not work as an Employee. In the latter event, all Plan Years during which he did not work as an Employee for all of such year shall· be ignored, and the remaining Plan Years shall be deemed to be consecutive, provided that any Compensation ignored as a result of the application of this paragraph shall not be ignored if using such Compensation would result in a higher average.

If there are no Plan Years during all of which the Participant worked as an Employee, his Final Average Compensation shall be his average adjusted Compensation corresponding to the last five Plan Years (or all Plan Years if less than five during any part of which he is an Employee). Adjusted Compensation is determined by annualizing his Compensation which corresponds to such Plan Year or Plan Years to reflect what Compensation would have been if he had worked as an Employee for the entire Plan Year. Such Compensation shall be annualized by multiplying such partial Compensation by a ratio, the numerator of which is 365, and the denominator of which is the number of days of the Plan Year for which he was paid as an Employee.

ARTICLE 5

DELAYED RETIREMENT

5.1	A Participant may separate from service as an Employee later than his Normal Retirement Date. In such event, a Participant's Delayed Retirement Date shall be the first day of the month coincident with or next following his last day of employment. The amount of benefit to which the Participant shall be entitled as of the date payments actually commence shall be equal to his Accrued Benefit calculated as of his Delayed Retirement Date, considering his Final Average Compensation through his Delayed Retirement Date and his Years of Credited Service, subject to a maximum of 20 years, as of such date. Notwithstanding the above, the maximum Years of Credited Service of James H. Gamer shall be 22 years with a maximum delayed retirement benefit of 65% of his Final Average Compensation offset by the benefits described in Section 4.2(a)(2) and Section 4.2(a)(3).

ARTICLE 6

DISABILITY RETIREMENT

6.1	Eligibility for Disability Retirement Benefits

(a)	A Participant who, if he separated from service, would not yet be eligible for Early Retirement under Article 3 or Normal Retirement under Article 4, and who becomes Disabled, shall be eligible to receive a Disability Retirement Benefit.

(b)	The Disability Retirement Date of a Participant shall be the first day of the month coinciding with or next following the date a Participant meets the requirements of Section 6.l(a) above.

6.2	Payment and Determination of Disability Benefit

(a)	A Participant's disability benefit hereunder shall be paid commencing on his Normal Retirement Date.

(b)	The amount of such benefit shall be determined as follows:

(1)	Once a Participant is determined to be Disabled, his Accrued Benefit shall become 100% vested and nonforfeitable.

(2)	Crediting of Service - For purposes of benefit accrual, a Participant shall receive credit for Hours of Service (as defined in the First Bancorp Employees' Pension Plan) until his Disability Retirement Date equal to the Hours of Service for which he would have normally received credit if he had been actively employed at all times until such date.

(3)	The amount of the benefit shall be the Participant's Accrued Benefit as of his Disability Retirement Date.

6.3	Cash Out of Small Benefits - The provisions of Section 6.2 notwithstanding, if the Actuarially Equivalent lump sum present value of the disability benefit determined for any disabled Participant shall be $5,000 or less, then such lump sum shall be paid directly to such disabled Participant on his Disability Retirement Date.

ARTICLE 7

SURVIVOR BENEFITS

7.1	Eligibility for Survivor Benefits

(a)	The Eligible Spouse of a Participant who has completed less than five Years of Service with the Employer shall receive no death benefits from this Plan.

(b)	If a Participant who has completed five or more Years of Service shall die before his Earliest Retirement Age, his surviving Eligible Spouse, if any, shall receive a "Preretirement Survivor Annuity" commencing at the Earliest Retirement Age under the Plan, and subject to all relevant early retirement reductions under the Plan.

(c)	If a Participant who has completed five or more Years of Service shall die after his Earliest Retirement Age, his surviving Eligible Spouse, if any, shall receive a "Preretirement Survivor Annuity" commencing 60 days after his death (with appropriate early retirement reductions).

7.2	Determination of Survivor Benefits

(a)	For a Participant who meets the requirements of Section 7.l(b) above, a Preretirement Survivor Annuity shall be determined as follows:

The Participant's surviving Eligible Spouse, if any, will receive the same benefit that would be payable if the Participant had:

(1)	separated from service on his actual date of death;

(2)	survived to the Earliest Retirement Age;

(3)	began receiving his Accrued Benefit at the Earliest Retirement Age with an immediate joint and 50% survivor annuity with his Eligible Spouse as the contingent annuitant; and

(4)	died on the day after the Earliest Retirement Age.

(b)	For a Participant who meets the requirements of Section 7.l(c) above, a Preretirement Survivor Annuity shall be determined as follows:

The Participant's surviving Eligible Spouse, if any, will receive the same benefit that would be payable if the Participant had separated from service on the day prior to his death with an immediate joint and 100% survivor annuity, with his Eligible Spouse as the contingent annuitant.

(c)	Notwithstanding the provisions of Section 7.2(a) and (b) above, if the Actuarially Equivalent present value of the survivor's benefit is $5,000 or less, such lump sum present value. shall be paid to the surviving Eligible Spouse as soon as practical after the Participant's death.

(d)	A Participant's Earliest Retirement Age shall mean his first birthday on which either (i) he is age 55 or older and has completed at least 15 Years of Service in the employ of the Employer, or (ii) he is Normal Retirement Age. .

7.3	Death Distribution Provisions for Retired Participants - Upon the death of a Participant who has retired, death benefits, if any, shall be determined under the optional form, if any, under which his retirement benefits were being paid.

7.4	The beneficiary under any optional form of benefit payment being received by a Participant shall be determined under the terms of the First Bancorp Employees' Pension Plan.

ARTICLE 8

TERMINATION OF EMPLOYMENT

8.1	Nonforfeitable Rights· - Notwithstanding any other provisions of this Article, a Participant's Accrued Benefit shall be 100% vested and nonforfeitable upon such Participant's attaining Normal Retirement Age or, if earlier, upon his Early Retirement or Disability· pursuant to Article 6 herein, or upon his death after completing five Years of Service.

8.2	Terminated Participant - A Participant who terminates his employment with the Employer or any of its Affiliated Companies for any reason other than those listed in Section 8.1 (termination at or after attaining Normal Retirement Age, Early Retirement or Disability) or Section 8.3 (termination at or after a Change in Control) shall not be entitled to any benefit under this Plan.

8.3	Change in Control

(a)	Upon a Change in Control of the Company (as defined below), each Participant who is actively employed on the date of such Change in Control as of the date of such Change in Control shall become fully vested and nonforfeitable in his Accrued Benefit under this Plan as of the date of such Change in Control. Payment of such Accrued Benefit shall commence upon termination of employment, Disability or death m accordance with the provisions of Article 3, 4, 5, 6 or 7, as applicable.

(b)	The term "Change in Control" as used herein shall mean the power, directly or indirectly, to direct the management or policies of the Company or to vote forty (40%) or more of any class of voting securities .of the Company, except that any merger, consolidation or corporate reorganization in which the owners of the capital stock entitled to vote ("Voting Stock") in the election of directors of the Company prior to said combination own sixty-one percent (61%) or more of the resulting entity's Voting Stock shall not be. considered a Change in Control; provided, however, that a Change in Control shall be deemed to have occurred if: (i) any "person" (as that term is used in Sections 13 (d) and 14 (d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as the term is used in Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, of thirty-three (33%) or more of the Voting Stock of the Company or its successors; (ii) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of the Company or its successors (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, that any person who becomes a director of the Company after the beginning of such period whose election was approved by a vote of at least three-

quarters of the directors compnsmg the Incumbent Board shall be considered a member of the Incumbent Board; or (iii) there occurs the sale of all or substantially all of the assets of the Company.

8.4	Facts Concerning the Termination of a Participant's Employment - The facts concerning the termination of a Participant's employment shall be transmitted to the Committee by written statement from the Employer, and the Committee may accept such statement as true. The Committee shall not incur any liability by reason of any action taken or omitted on the strength of such statement.

ARTICLE 9

PAYMENT OF RETIREMENT BENEFITS

9.1	Form of Payment

(a)	A Participant's Pre-2005 Benefit shall be paid in the form elected by the Participant in accordance with the terms of the First Bancorp Employees' Pension Plan, and his Post-2004 Benefit shall be paid in the form elected by the Participant pursuant to Section 9.l(b). In either case, a benefit payable in any form other than a straight life annuity shall be the Actuarial Equivalent of such benefit payable as a straight life annuity.

(b)	Each Participant who began participation in the Plan prior to January 1, 2009 shall elect the form of payment of his Post-2004 Benefit, on the form provided by the Company, on or before January 1, 2009. Each Participant who begins participation in the Plan on or after January 1, 2009 must elect the form of payment of his Accrued Benefit, on the form provided by the Company, prior to beginning such participation. In either case, any change in such Initial Deferral Election must be to a form of payment that is (i) a "life annuity" under Code Regulation §1.409A-2(b)(2)(ii) and (ii) Actuarially Equivalent to the form selected in the Initial Deferral Election.

9.2	Time of Payment

(a)	No part of a Participant's Post-2004 Benefit shall be payable, except upon a Disability pursuant to Article 6, until the Participant has separated from service as defined in Code Regulation §1.409A-l(h).

(b)	Upon a Participant's Early Retirement, Disability or death, payment of his Accrued Benefit shall commence or be made pursuant to Article 3, 6 or 7, as applicable. Upon a Participant's separation from service at or after Normal Retirement Age, (i) his pre-2005 Benefit shall commence or be made at the time elected by the Participant in accordance with the terms of the First Bancorp Employees' Pension Plan, and (ii) his Post-2004 Benefit shall commence or be made on his Normal Retirement Date or Delayed Retirement Date, as applicable.

(c)	Notwithstanding Section 9.2(b), the Post-2004 Benefit of a Participant who is a "key employee," as defined under Code §409A, shall be delayed until six months after he has separated from service unless such benefit is being paid pursuant to Article 6 or Article 7 by reason of his Disability or death. Any payments that would otherwise be payable to him during this six-month delay shall be accumulated and paid in a lump sum, without interest, at the end of the six-month period or, if earlier, upon his death.

(d)	In no event shall the payment of any Post-2004 Benefit be accelerated to a time earlier than that at which it would otherwise have been paid, whether by amendment of this Plan, exercise of the Committee's discretion, or otherwise, except as permitted by regulations issued under Code §409A.

(e)	Any individual Participant agreement related to this Plan that provides for a different form or time of payment shall specify the form and time of payment, without Employer or Participant discretion, at the time such agreement is entered into, and shall otherwise comply with the regulations issued under Code §409A.

ARTICLE 10

PENSION RETIREMENT COMMITTEE

10.1	The Retirement Committee shall have full responsibility, discretion and authority to interpret and administer the Plan, including the power to promulgate rules of Plan administration, to settle any disputes as to rights or benefits arising from the Plan, to appoint agents and delegate its duties, and to make decisions or take such actions as the Retirement Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan. Actions and determinations by the Retirement Committee shall be final, binding and conclusive for all purposes of the Plan.

The members of the Committee shall be indemnified and held harmless by the Employer against and from any and all.loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be party or in which they niay be involved by reason of any action or failure to act under this Plan, and against and from any and all amounts paid by them in settlement (with the Employer's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not apply to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

ARTICLE 11

CLAIM PROCEDURE

11.1	Filing a Claim for Benefits - Any claim for a Plan benefit hereunder shall be filed by a Participant or beneficiary (claimant) with the Pension Committee.

11.2	Denial of Claim

(a)	If a claim for a Plan benefit is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Committee within a reasonable period of time after receipt of the claim by the Committee.

(b)	Any claimant who is denied a claim for benefit shall be furnished written notice setting forth:

(1)	The specific reason or reasons for the denial;

(2)	Specific reference to the pertinent Plan provisions upon which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	An explanation of the Plan's claim review procedure.

11.3	Claims Review Procedure

(a)	In order that a claimant may appeal a denial of a claim, a claimant or his duly authorized representative:

(1)	May request a review by written application to the Committee not later than 60 days after receipt by the claimant of written notification of denial of a claim;

(2)	May review pertinent documents; and

(3)	May submit issues and comments in writing.

(b)	A decision on review of a denied claim shall be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review.

(c)	The decision on review shall be in writing and shall include the specific reasons for the decision and the specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE 12

UNFUNDED PLAN

12.1	The Employer's obligations under this Plan shall be an unfunded and unsecured promise to pay. The Employer shall not be obligated under any circumstances to fund its financial obligations under this Plan. Benefit payments shall be made solely from the Employer's general assets. Any assets which the Employer may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Employer subject to the claims of its creditors. Neither the Employer nor the Plan gives any Participant any beneficial ownership interest in any assets of the Employer. All rights of ownership in any such assets are and remain in the Employer.

The expenses of administering the Plan shall be borne by the Employer.

ARTICLE 13

SPENDTHRIFT

13.1	No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such benefit shall be void. Prior to the receipt thereof, no such benefit shall in any manner be liable for or subject to the recipient's debts, contracts, liabilities, engagements or torts.

ARTICLE 14

AMENDMENT AND TERMINATION

14.1	This Plan may be amended, suspended or terminated at any time by the Employer by a written instrument executed in the name of the Employer under its corporate seal by officers duly authorized to execute such instrument, provided that no such amendment, suspension or termination shall materially adversely affect the rights of any Participant to his unpaid Accrued Benefit without such Participant's written consent.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1	Headings - The headings of the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

15.2	Plan not Contract of Employment -This Plan shall not be construed as creating or changing any contract of employment between the Employer and its Employees, whether Participants or not, and the Employer retains the right to deal with its Employees, whether Participants or not, and to terminate their respective employment at any time, to the same extent as though this Plan had not been created.

15.3	Invaliditv of Certain Provisions - If any provisions of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions, and this Plan shall be construed and enforced as if such provisions had not been included.

15.4	Law Governing - This Plan shall be construed and enforced according to the laws of the State of North Carolina.

15.5	General Undertaking - All parties to this Plan and all persons claiming any interest whatsoever hereunder agree to perform any and all acts and execute any and . all documents and papers which may be necessary or desirable for the carrying out of this Plan or any of its provisions,

15.6	Agreement to Bind - This Plan shall be binding upon the Employer, its assigns, and any successor to substantially all of- the Employer's assets and business through merger, acquisition or consolidation, and upon a Participant and his beneficiaries, assigns, heirs, executors and administrators.

15.7	Action by Employer - Whenever under the terms of the Plan the Employer is permitted or required to take some action, such action may be taken by any officer of the Employer who has been duly authorized by the Board of the Employer.

15.8	Withholding - The Company shall deduct from the amount of any payments hereunder all taxes required by applicable laws to be withheld.

15.9	Code §409A Compliance - In the event that the Committee, in its sole discretion, determines that any time or form of payment provided for in the Plan, or the existence of a right to elect a different time or form of distribution, would cause the plan to fail to meet the requirements of Code §409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Committee may adopt procedures modifying or otherwise removing the form of payment or election right, and any such procedures shall be deemed an amendment to the Plan.

IN WITNESS WHEREOF, FIRST BANCORP has caused these presents to be signed by its duly authorized officers and its seal to be hereunto affixed, this day of 9th day of December, 2008.

SPONSOR:
ATTEST: FIRST BANCORP

/s/ Timothy S. Maples	By:	/s/ Eric P. Credle
Secretary (Asst)		EVP

Corporate Seal

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